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                                                                   EXHIBIT 10.14

                             MANUFACTURING AGREEMENT
                                     BETWEEN
                               EMULEX CORPORATION
                                       AND
                          MANUFACTURERS' SERVICES, LTD.

                                    CONTENTS

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
  1.  DEFINITIONS                                                          2
  2.  SCOPE OF AGREEMENT                                                   3
  3.  TERM AND TERMINATION                                                 3
  4.  EMULEX PROPERTY                                                      4
  5.  INTELLECTUAL PROPERTY RIGHTS                                         4
  6.  APPROVAL OF VENDORS AND MATERIALS                                    5
  7.  FORECASTS                                                            5
  8.  PRICING AND PAYMENT TERMS                                            5
  9.  PURCHASE ORDERS                                                      6
 10.  DELIVERY                                                             6
 11.  WARRANTY                                                             8
 12.  ENGINEERING CHANGES                                                  9
 13.  PRODUCT QUALITY                                                     10
 14.  INVENTORY MANAGEMENT                                                10
 15.  REVIEW AND PLANNING MEETINGS                                        11
 16.  CONFIDENTIAL INFORMATION                                            12
 17.  INDEMNIFICATION                                                     12
 18.  LIMITATION OF LIABILITY                                             13
 19.  INSURANCE                                                           13
 20.  MISCELLANEOUS                                                       14
 21.  ENTIRE AGREEMENT                                                    16
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                             MANUFACTURING AGREEMENT

This Agreement is entered into by and between Manufacturers' Services, Ltd., a Delaware corporation, for itself and on behalf of certain of its subsidiaries ("MSL"), and Emulex Corporation ("Emulex"), a California corporation, and shall be effective as of the later of the dates on which the parties execute the Agreement ("Effective Date").

Now, therefore, the parties agree as follows:

1.      DEFINITIONS

        1.1 "Product" means the Emulex product listed in Attachment A, manufactured by MSL in accordance with this Agreement. The parties may add other Emulex products to this Agreement as mutually agreed upon.

        1.2 "Product Documentation" means information required for the manufacture of the Product, including BOM, drawings, specifications, packaging requirements, unique test equipment, test procedures, and software code.

        1.3 "Purchase Order" or "Order" means Emulex's purchase order, which may be submitted to MSL in writing, electronically, or other format mutually agreed to, and any documents incorporated therein by reference.

        1.4 "Manufacturing Lead Time" means the total aggregate lead time of that component of the Product having the longest lead time, plus the time necessary for receiving, inspection, manufacturing, systems integration, test and shipment, all as agreed by the parties.

        1.5 "Materials" means component line items on the BOM, which are collectively assembled to produce the Product.

        1.6    "BOM" means Emulex's bill of Materials.

        1.7 "Value Added Replacement Cost" means all costs incurred by MSL for the repair or replacement of defective parts, including costs of manufacturing, shipping, and business loss.

        1.8    "RMA" means return material authorization.

        1.9 "Obsolete Materials" means Materials on hand that can no longer be used on the Product.

        1.10 "Excess Materials" means Materials on hand in excess of six (6) weeks' forecasted demand resulting from Emulex's cancellations, reschedules, or other delays or changes.

        1.11 "Material Acquisition Fee" means a fee for recovery of costs related to purchasing Materials. It may include purchasing, freight-in, freight out, receiving, inspection, Material handling, and Material control system transaction processing costs.

        1.12 "AVL" means Emulex's approved vendor list, updated from time to time, which specifies vendors approved by Emulex to supply Materials specified in a BOM, from which MSL may purchase or procure Materials.

        1.13   "Emulex Materials" means Materials purchased from Emulex by MSL.

2.      SCOPE OF AGREEMENT

        MSL agrees to manufacture Products for Emulex in accordance with the terms and conditions of this Agreement and at the manufacturing locations listed in Attachment A. This Agreement is non-exclusive

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        and the parties may enter into similar agreements with other parties.
        Except for Purchase Orders issued to MSL, Emulex shall not be obligated to purchase any Products from MSL hereunder.

3.      TERM AND TERMINATION

        3.1 Subject to the provisions of sub-Sections 3.2 and 3.3, below, the initial term of this Agreement shall be for a period of one year from the Effective Date. This Agreement shall automatically renew at the end of the initial term for successive periods of one year each, unless one party notifies the other in writing of its intent to modify or terminate the Agreement. Such notice shall be delivered no later than ninety days prior to the end of the initial or renewal term then in effect.

        3.2 Either party may terminate this Agreement at any time, without cause, by giving the other party at least six months' prior written notice. Termination of the Agreement will not relieve the parties of any obligations incurred prior to the date of termination. In the event of termination by Emulex, Emulex agrees to purchase Products ordered prior to termination and to reimburse MSL for non-cancelable or non-returnable and minimum buy Materials, and any cancellation and/or or restocking fees incurred by MSL for the benefit of Emulex and in accordance with this Agreement, provided that MSL makes reasonable efforts to minimize the quantities of such items and the amounts of such cancellation and restocking fees during the six month notice period.

        3.3 In addition to the termination rights specified in sub-Section 3.2, above, either party may immediately terminate this Agreement if the other party:

               (a) becomes insolvent or bankrupt, files or has filed against it a petition in bankruptcy, or undergoes a reorganization pursuant to a petition in bankruptcy filed with respect to it; or

               (b) is dissolved or liquidated, or has a petition for dissolution or liquidation filed with respect to it; or

               (c) is subject to property attachment, court injunction, or court order which substantially and negatively affects its operations; or

               (d)    makes an assignment for the benefit of creditors; or

               (e) ceases to function as a going concern or to conduct its operations in the normal course of business.

        3.4 Either party may immediately terminate this Agreement if the other party fails to perform any of the material obligations imposed upon it under the terms of this Agreement so as to be in default hereunder and fails to cure such default within thirty days after receiving written notice thereof.

4.      EMULEX PROPERTY

        4.1    Information Required for Product Manufacture

               Subject to the provisions of Sections 5, 12, and 16, Emulex will provide MSL with the Product Documentation. Emulex reserves the right to change the content of the Product Documentation at any time.

        4.2    Emulex-Provided Equipment and Tools

               (a) All Emulex owned equipment and tools (collectively "Equipment") will be marked with Emulex's control numbers prior to shipment to MSL. If Emulex does not so mark the Equipment, then Emulex will hold harmless MSL from any damage or loss that may occur to the Equipment. If MSL purchases such Equipment, Emulex will provide MSL with the appropriate control numbers and labels to identify it as Equipment. MSL is authorized to use such Equipment at no charge in concert with Product Documentation to produce Product, and shall only be responsible for damage to such Equipment caused by MSL's negligence or willful misconduct. Damage due to normal wear and tear and replacement of the Equipment or worn or defective parts thereof and maintenance or

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                      calibration of such Equipment shall be the sole
                      responsibility of Emulex unless otherwise agreed by the parties.

               (b) MSL will notify Emulex if it reasonably believes that Equipment is required to meet Emulex's Product manufacturing requirements or schedules, and will obtain Emulex's approval before the expenditure. This Equipment may consist of in-circuit test equipment, functional test equipment, special component tooling, special assembly tooling, PCBA pallets and/or other items as agreed between the parties. Emulex will reimburse MSL for such Equipment according to the terms of Section 8.2. Any Equipment purchased under this Section 4.2 will become the property of Emulex, and MSL shall ship, FCA MSL's plant, all such Equipment at the direction of Emulex prior to upon the termination or expiration of this Agreement.

5.      INTELLECTUAL PROPERTY RIGHTS

        5.1 During the term of this Agreement, Emulex grants MSL only those specific rights and licenses under Emulex's applicable patents, copyrights, trademarks, trade names, logos, and other intellectual property rights necessary for MSL to manufacture the Products for Emulex under this Agreement. MSL's rights and licenses granted hereunder end upon termination of this Agreement.

        5.2 MSL shall not publicize or use the name or trademark of Emulex in any manner related to this Agreement without Emulex's prior written consent.

6.      APPROVAL OF VENDORS AND MATERIALS

        Emulex is responsible for any change in AVL, Materials or Product. MSL will purchase Materials only from the AVL, which will be provided to MSL by Emulex and updated as changes warrant. Any changes in vendors proposed by MSL are subject to Emulex's advance written consent. If Emulex refuses to give such consent or fails to respond to a change in vendor proposed by MSL within five days, and if MSL has used commercially reasonable efforts to purchase Materials from approved vendors but shortages or allocations exist, MSL shall not be liable for failing to deliver affected Products on time.

7.      FORECASTS

        Emulex will provide MSL with a twelve-month rolling forecast, updated monthly ("Forecast"). Emulex authorizes MSL to procure Materials for Orders, net of yield losses, including minimum buy and reel quantities and long lead-time Materials, to support Forecasts. These actions may result in Excess Materials, which may be subject to the terms of Section
        14.2. Emulex may limit its liability hereunder by specifying in writing a maximum amount of purchases by MSL in excess of Orders. If Emulex elects to specify a maximum amount, MSL will purchase only to that amount and will notify Emulex of the impact to Emulex's Orders and will not be liable for failure to deliver Products on time if such failure results directly from Emulex's Materials purchase limitations.

8.      PRICING AND PAYMENT TERMS

        8.1 The prices to be paid by Emulex for any Products ordered pursuant to this Agreement are set forth in Attachment A. Any price changes (increase or decrease) will be agreed to between the parties. All prices and fees described or contemplated under this Agreement are in U.S. dollars. Product pricing does not include federal, state, or local excise, sales, or use taxes. If such taxes are applicable, they shall be set out as a separate line item on MSL's invoice. Emulex agrees to provide to MSL a valid Reseller's Certificate for exemption from any potentially applicable sales and use taxes.

        8.2 Payment terms shall be net thirty days from the date of Emulex's receipt of a correct invoice. Payment of an invoice shall not constitute or imply acceptance of the Product or relieve MSL of any obligations assumed under this Agreement, nor prevent Emulex from asserting any other

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               rights it may have under this Agreement. Other than occasional invoices, if payments are more than 10 days late for non-disputed invoices, or Emulex's financial condition deteriorates to the extent that MSL reasonably determines that Emulex may be a credit risk, MSL may, in addition to its rights set forth in Article 3, Termination, in its discretion, require payments in advance, a letter of credit, or put shipments on credit hold.

        8.3 During the term of this Agreement, MSL and Emulex will meet every three months to review Product pricing and to reset the price. The parties may make a prospective price adjustment for documented Materials price variances occurring as a result of schedule adjustments, worldwide supply of Materials, BOM changes, engineering changes, process changes, or changes to Forecasts. MSL shall permit Emulex to conduct an audit of actual costs incurred by MSL for Product Orders at the end of each quarter. Notwithstanding any provision herein to the contrary, MSL will establish and maintain a plan for ongoing reductions in Product price. MSL will provide, upon Emulex's reasonable request, financial and other information necessary to substantiate Product prices and to assist the parties in identifying areas where price reductions may be achieved.

        8.4 MSL will notify and gain Emulex's approval prior to procurement of any Material when the actual extended cost of any Material exceeds MSL's quoted cost by more than 1% for any Material. If approved, MSL will invoice Emulex for the difference between the actual and quoted cost, and Emulex agrees to pay for all such approved costs.

9.      PURCHASE ORDERS

        9.1 Emulex will provide MSL with Purchase Orders in minimum increments of three months. Purchase Orders may be submitted in the form of hard copy, by facsimile, or by electronic transfer if there is an Electronic Data Interchange ("EDI") Agreement in place between Emulex and MSL. Purchase Orders will specify part numbers, quantity, prices, Product revisions, and requested delivery dates and locations. The parties acknowledge that the Manufacturing Lead Time will change due to reasons beyond MSL's reasonable control; therefore, MSL will notify Emulex immediately of any change in Manufacturing Lead Time.

        9.2 MSL will use commercially reasonable efforts to meet Product quantity increases within the Manufacturing Lead Time, subject to Materials availability, other scheduled manufacturing, and manufacturing capacity. Any premium, expediting, or other increased charges that are required in order to meet Emulex's increased requirements must be approved in advance by Emulex. Emulex agrees to pay for all such approved costs.

        9.3 Emulex shall have the right to reschedule delivery for each Purchase Order or partial Purchase Order without MSL's consent, but MSL must be notified in writing of the delivery rescheduling at least fifteen calendar days prior to the scheduled delivery date. Such rescheduled Purchase Orders must be rescheduled for delivery no later than 45 days after the originally scheduled delivery date.

        9.4 Emulex shall have the right to cancel delivery of a Purchase Order without MSL's consent, provided however, that MSL must be notified in writing of the cancellation at least thirty days prior to the scheduled delivery date.

        9.5 Emulex will attempt to minimize the frequency of the changes described in this Section 9.

        9.6 If Emulex elects to purchase materials from MSL that are not Materials or Products, as defined, MSL will charge and Emulex will pay a price for such materials as agreed between the parties, plus an acquisition fee. Such acquisition fee shall be 3% of MSL's purchase price for the materials for MSL's Salt Lake City, Utah, facility and as agreed between the parties for other MSL facilities.

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10.     DELIVERY

        10.1 MSL shall follow all instructions contained in Emulex's routing instructions, which Emulex will provide to MSL and which is specified on each Order. Emulex may modify its routing instructions from time to time and will provide MSL with an updated version of any such modified instructions. Emulex is responsible for all freight charges for Products that are shipped in accordance with Emulex's routing instructions. MSL shall be responsible for any freight charges incurred for Product shipped outside the routing instructions to include, but not be limited to, use of other than Emulex's preferred carriers. If there are any conflicts between the current version of routing instructions provided to MSL and the contents of this Section 10, the current routing instructions will prevail. MSL and Emulex will review freight forwarders for cost reduction opportunities. Any changes in freight carriers will require Emulex's approval.

        10.2 Deliveries will be considered on time if they are made no more than three business days earlier or no days later than the delivery date specified in the Emulex Purchase Order. If Emulex agrees to take partial delivery of any Order, each such partial delivery shall be deemed a separate sale.

        10.3 If MSL anticipates or becomes aware that it will not supply the Product on the delivery date committed by MSL, for any reason to include but not be limited to Material shortage, process changes, capacity limitations or causes due to common carriers, MSL shall notify Emulex immediately after MSL has knowledge of the situation. The notification may be communicated by facsimile, telephone, electronic mail or any other method agreed to by the parties, provided that MSL shall obtain Emulex's actual acknowledgment of the notice of anticipated delay. Emulex and MSL will jointly develop alternatives to resolve any late delivery of the Product, including use of premium routing. MSL will develop recovery plans with new committed delivery dates and communicate such plans to Emulex within 24 hours of missed deliveries. If MSL is unable to ship the Product on the committed delivery date through no fault of Emulex, Emulex may require MSL to use premium routing and deliver the freight pre-paid at MSL's expense, provided that MSL is responsible for the late delivery.

        10.4 Except as provided for otherwise in sub-Sections 10.1 and 10.3, above, the terms of sale are FCA MSL's place of manufacture as specified in Attachment A. All shipments shall be uninsured unless otherwise specified by Emulex's procurement agents. Prepay and bill shipment shall be used only when specified by Emulex's procurement agents. In the event that prepay and bill is used, MSL shall indicate the number of shipping containers, weight of each shipment and carrier name on the invoice. Risk of loss shall pass to Emulex at the FCA point.

        10.5 Each shipment of the Product by MSL shall include a packing slip which contains, at a minimum, (i) MSL's name, (ii) box number (e.g., 1 of 3, 2 of 3), (iii) receiving address, (iv) Emulex's purchase order number, (v) Emulex's part number, (vi) shipping quantity, (vii) date of shipment, and (viii) RMA number when applicable.

        10.6 All Product shall be packaged, marked and otherwise prepared in accordance with Product Documentation and applicable government regulations, and if none are specified or required, with good commercial practices. Product Documentation will be provided to MSL at least ninety days prior to implementation. In packaging Products, MSL shall also take any additional steps needed to ensure reasonable protection from damage due to rough handling and other hazards which might occur during transit. Packaging for export shipments from the United States may also be subject to specific instructions. MSL will notify Emulex of any charges incurred by MSL for such export shipments prior to invoicing Emulex for these charges.

        10.7 Emulex will provide the following information about its Products in writing to MSL: (i) country of origin; (ii) harmonized scheduled tariff classification number, and (iii) export commerce control number ("ECCN"). Emulex will provide the commercial invoice. MSL will prepare all international shipping documentation, including NAFTA certificate, including NAFTA

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               preference criteria, Shipper's Letter of Instruction, Shipper's
               Export Declaration and any other necessary documentation for international shipments. Emulex will be the exporter of record.

11.     WARRANTY

        11.1 MSL warrants that Products provided under this Agreement will be free of MSL's manufacturing defects for a period of three years, from date of delivery. MSL warrants that Products provided under this Agreement will be free of defects in Materials for a period of one year from the date of delivery. MSL's liability under this warranty against defects in Materials is limited to 1% of the amount MSL invoiced Emulex for Product completions in the same month as the return of the Product. Such amount is based on the replacement cost of the defective component and only applies to the cost of replacement components not warranted to full value by the component supplier, OEM and/or distributor. MSL will bill Emulex for the price paid by MSL for replacement components not warranted by the component supplier, OEM and/or distributor which exceed 1% of invoiced Product completions and Emulex agrees to pay such charges. Upon expiration and/or termination of this Agreement, where MSL is no longer manufacturing Products for Emulex, MSL's liability under warranty against defects in Material for in warranty returns will be limited to 1% of Emulex's then-current sale price of the Product.

        11.2 Subject to Section 11.3 below, Emulex's sole remedy and MSL's sole obligation shall be to repair or replace, at MSL's option, Product found to be defective in accordance with Section 11.1. The warranty period for any Product returned with MSL's permission for repair or replacement shall be the greater of the remainder of the original warranty period or six months from the date that the repaired or replaced Product is delivered to the Product owner. Products not covered by the warranty in Section
               11.1 shall be repaired by MSL and related charges shall be billed to Emulex. Any Product returned to MSL, which, after inspection and testing by MSL, is found to be free of defects shall be subject to the "Defect Not Found Charge" specified in Attachment A.

        11.3 Except for third party repair permitted under Section 11.6, MSL's warranty shall be void if the Product has been subjected to abuse, misuse, accident, neglect, installation and/or operation outside the parameters or environment identified in Emulex's Product specifications, or unauthorized repair or alterations by anyone other than MSL.

        11.4 Emulex shall contact MSL for an RMA prior to returning any Product for repair. MSL will provide the RMA within two business days of receipt [one business day for priority requests] of Emulex's request. Emulex will forward the defective Product to MSL freight prepaid, FOB destination. MSL will ship the repaired or replaced Product to Emulex freight prepaid, FOB destination, as quickly as is practical, but not later than five days from the date MSL received the Product.

        11.5 THESE WARRANTY PROVISIONS ARE THE EXCLUSIVE WARRANTIES FOR ANY PRODUCT PROVIDED BY MSL HEREUNDER AND SET OUT THE EXCLUSIVE REMEDIES FOR CLAIMS BASED ON DEFECTS IN OR FAILURE OF ANY PRODUCT. NO OTHER WARRANTY, EXPRESS OR IMPLIED, SHALL APPLY. MSL SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE.

        11.6   Product Repair

               (a) MSL shall provide in and out of warranty Product repair. Product repair will be provided during the term of the Agreement and for a period of not less than seven years following the last date of MSL's Product manufacture under this Agreement. Charges for out of warranty Product repair will be quoted and mutually agreed to within 30 days of the Effective Date of this Agreement and added to Attachment A to this Agreement.

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                      MSL's repair activities shall include, but not be limited
                      to Product (i) testing, (ii) repair, (iii) failure analysis, (iv) root cause analysis, and (v) corrective actions.

               (b) MSL WILL PROVIDE REPAIR SERVICES FOR EMULEX IN NORTH AMERICA, EUROPE AND ASIA AS REQUIRED TO SUPPORT EMULEX'S REPAIR REQUIREMENTS.

12.     ENGINEERING CHANGES

        12.1   Emulex Requested Changes

               (a) In the event that changes are required to make the Product conform to safety and/or regulatory agency requirements or for design improvements or other factors, MSL shall use its best efforts to implement the changes in existing inventory, work in process, new production of the Product, and into Product going through MSL's repair process as instructed by Emulex. Emulex shall provide MSL with written notice of any engineering change, including new Product Documentation, as soon as possible after Emulex knows of such change. For changes implemented within the Manufacturing Lead Time, the cost of any resulting Obsolete Materials, Excess Materials, non cancelable non returnable Materials, restocking fees, and minimum buy requirements and the cost of any rework shall be borne by Emulex as provided in Section 14.2. MSL shall bear the cost of any Obsolete Materials, Excess Materials, non cancelable non returnable Materials, restocking fees, and minimum buy requirements for changes implemented outside the Manufacturing Lead Time.

               (b) For implementing engineering changes on previously delivered Product, Emulex will authorize its customers to request an RMA number and return the affected Product to MSL or an authorized repair facility for repair or replacement at Emulex's expense.

        12.2   MSL Requested Changes

               (a) MSL may request, in writing, that Emulex evaluate an engineering change to the Product or a change in the method of packing, packaging, or shipment of the Product. Such request will include a description of the proposed change sufficient to permit Emulex to evaluate its feasibility, including the impact, if any, on the Product price and Product quality resulting from the proposed change.

               (b) If such proposed change is accepted by Emulex, Emulex shall respond to MSL's request in writing within ten business days from date of request. If the proposed change results in a Product price increase, MSL shall obtain Emulex's prior written approval before the change is implemented. If the proposed change results in a price reduction, MSL shall reduce the price of the Product to Emulex as soon as the change is implemented. If such engineering changes affect regulatory agency certifications, the change shall not be implemented until the relevant regulatory agencies have investigated and approved the change. If the proposed change is not accepted by Emulex, MSL shall continue to produce the unaltered Product without increasing the Product price.

        12.3 Any changed Product resulting from application of this Section 12 shall be considered added to this Agreement and subject to its terms and conditions.

13.     PRODUCT QUALITY

        Emulex Quality Management and MSL shall jointly develop and implement a mutually acceptable quality plan for the manufacture of the Products, set forth in Attachment B. MSL shall use commercially reasonable efforts, acceptable to Emulex, to continually meet or exceed the quality and reliability requirements outlined in the quality plan.

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        The current approved master revision quality plan shall be retained by
Emulex Quality Management.

        The Quality Plan will pay particular attention to:

        (a)    Quality system design, maintenance and reporting

        (b)    Supplier management

        (c)    Continuous (process) improvement

        (d)    Preventive actions

        (e)    Process and change control

        (f) Product and process traceability (As defined in Emulex's General Traceability Requirements)

        (g)    Customer satisfaction and timely complaint resolution

        The effective execution of the quality plan will be reviewed at the quarterly business reviews described in Section 15.

14.     INVENTORY MANAGEMENT

        14.1   Emulex-Owned Inventory and Product Distribution

               Emulex-owned inventory and Product distribution will be managed in accordance with Attachment C, Logistics and Distribution.

        14.2   Excess and Obsolete Materials

               14.2.1 If, at any time, Materials on hand and/or on order become
                      Excess and/or Obsolete Materials, and MSL has procured said Materials in accordance with this Agreement and used commercially reasonable efforts to minimize the quantities on hand and/or on order of such Excess and/or Obsolete Materials, MSL may require Emulex to purchase such Materials at MSL's cost, defined as the Materials' purchase price, plus any cancellation or restocking charges, plus the Material Acquisition Fee (3% of the Material purchase price for Salt Lake City, Utah. For other MSL facilities, such fee will be agreed between the parties). Emulex will provide to MSL an Order within ten days of being notified by MSL of Materials on hand and/or on order that are Excess or Obsolete, and will pay MSL within thirty days of receipt of MSL's invoice.

               14.2.2 If Emulex desires to store Excess or Obsolete Materials at
                      MSL, MSL will provide a consignment service to Emulex for a consignment fee to be mutually agreed to by Emulex and MSL. If Emulex provides MSL with an Order utilizing part or all of such Excess or Obsolete Materials, such Materials shall be invoiced by Emulex to MSL at the cost previously paid by Emulex to MSL in order to avoid duplicate payment by Emulex for the same Materials.

               14.2.3 If Emulex elects not to store Excess or Obsolete Materials at MSL and instead elects to have such Materials shipped to Emulex or another destination designated by Emulex, MSL will ship such Materials FCA MSL's location.

15.     REVIEW AND PLANNING MEETINGS

        15.1 Emulex hereby appoints its Director of Manufacturing as its liaison to monitor MSL's performance and delivery of Product under this Agreement. MSL hereby appoints its designated Supplier Business Manager as its liaison to monitor Emulex's performance hereunder. These liaisons will also be responsible for coordinating meetings and discussions and reports provided for in this Agreement. The names, telephone and facsimile numbers of the liaisons will be provided by the parties to each other and the liaisons may be changed by written notice from one party to the other.

        15.2 Emulex's designated liaison will conduct a quarterly performance and planning review with MSL's Emulex account management team. The location and times for these meetings will be determined by MSL and Emulex. The purposes of these meetings are listed below:

               (a)    Review MSL's performance over the previous quarter;

               (b)    Review action items and resolution;

               (c)    Identify opportunities and areas of improvement;

               (d) Agreement on commitments, set target dates and define "persons" responsible;

               (e)    Review appropriate MSL reports;

               (f)    Review MSL's quality and reliability improvement plans;
                      and

               (g)    Publish minutes to EMULEX and MSL.

16.     CONFIDENTIAL INFORMATION

        16.1 Both parties may, in connection with this Agreement, disclose to the other party information considered confidential and proprietary information of the disclosing party ("Confidential Information"). Information shall be considered Confidential Information if identified as confidential in nature by the disclosing party at the time of disclosure, or which by its nature is normally and reasonably considered confidential, such as information related to past, present or future research, development, or business affairs, any proprietary products, materials or methodologies, manufacturing processes or designs, or any other information which provides the disclosing party with a competitive advantage. Neither party shall disclose such Confidential Information to any third party without the prior written consent of the disclosing party. The receiving party shall protect the disclosing party's Confidential Information with the same degree of care that it regularly uses to protect its own Confidential Information from unauthorized use or disclosure. No rights or licenses under patents, trademarks, trade secrets, or copyrights are granted or implied by any disclosure of Confidential Information.

        16.2 The obligations of confidentiality imposed by this Agreement shall not apply to any Confidential Information that: (a) is rightfully received from a third party without accompanying markings or disclosure restrictions; (b) is independently developed by employees of the receiving party who have not had access to such Confidential Information; (c) is or becomes publicly available through no wrongful act of the receiving party; (d) is already known by the receiving party as evidenced by documentation bearing a date prior to the date of disclosure; or, (e) is approved for release in writing by an authorized representative of the disclosing party. In addition, each party shall be entitled to disclose the other party's Confidential Information to the extent such disclosure is required by the order of a court of competent jurisdiction, administrative agency, or other governmental body, provided that the party required to make the disclosure shall provide prompt, advance notice thereof to enable the other party to seek a protective order or otherwise prevent such disclosure.

        16.3 The terms and conditions of this Agreement, but not its existence, are considered Confidential Information.

17.     INDEMNIFICATION

        17.1 Emulex agrees, at its expense, to defend and indemnify MSL in any suit or action brought or any claim asserted (collectively, a "Claim") against MSL alleging that any Product or any part thereof manufactured pursuant to this Agreement and in material compliance with Emulex's specifications and directions: (i) directly or indirectly infringes any patent, copyright, trademark or service mark; or (ii) has caused injury to the property or person of any third party, except to the extent directly attributable to MSL's manufacturing processes. Emulex will indemnify and hold MSL harmless from and against any loss, cost, damage or expense, including without limitation reasonable attorneys' fees (collectively, "Costs"), incurred by MSL as a direct result of, including defense against, any such Claim.

        17.2 MSL agrees, at its expense, to defend and indemnify Emulex with respect to any Claim against Emulex to the extent such Claim alleges that MSL's manufacturing processes (i) directly or indirectly infringe any patent, copyright, trademark or service mark; or (ii) have caused injury to the property or person of any third party, provided that such Claim does not relate to Emulex's specifications or written instructions to MSL. MSL will indemnify and hold Emulex harmless from and against any Costs incurred by Emulex as a direct result of, including defense against, any such Claim.

        17.3 Emulex will indemnify MSL with respect to any Claim which results from or arises out of: (i) the presence of Emulex, or Equipment, or MSL's equipment, tools, or facilities ("Tools") used by Emulex in the performance of this Agreement on MSL's property; (ii) the performance by Emulex or its personnel of services for or on behalf of MSL; (iii) the acts, errors, omissions, or negligence of Emulex or Emulex's personnel that occur on MSL's property in performance of Emulex's obligations under this Agreement; or (iv) the use by Emulex of MSL's Tools, except to the extent that any Claim is based upon the condition of the Tools or MSL's, its agent's, or its employee's alleged negligence in permitting such Tools' use.

        17.4 The indemnifications in this section are provided on the condition that: (i) the indemnified party promptly notifies the indemnifying party in writing of any Claim; (ii) the indemnifying party has sole control of the defense and all related settlement negotiations; and (iii) the indemnified party gives the indemnifying party full and complete authority, information and assistance to defend against such Claim and fully cooperates in the defense and furnishes all related evidence in its control at the indemnifying party's expense.

18.     LIMITATION OF LIABILITY

        EXCEPT WITH RESPECT TO DAMAGES TO THIRD PARTIES UNDER INDEMNIFICATION OBLIGATIONS OR WITH RESPECT TO BREACH OF CONFIDENTIALITY OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER THEORY FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS, IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT OR ANY PURCHASE ORDER.

19.     INSURANCE

        19.1 MSL shall maintain insurance against fire, theft and damage to any Emulex property held by MSL, including without limitation consigned Materials, in-circuit test fixtures, capital equipment, returned Materials and other Emulex Product and property in MSL's possession. MSL shall also maintain errors and omissions insurance in the amounts of $5 million per occurrence and $10 million in the aggregate for MSL's manufacturing defects. Such errors and omissions insurance will name Emulex as an additional insured and will remain in effect for a period of three years after termination of this Agreement. MSL will provide Emulex with a certificate of insurance evidencing such coverage.

        19.2 Emulex shall maintain errors and omissions insurance in the amounts of $5 million per occurrence and $10 million in the aggregate for product liability. Such insurance will name MSL as an additional insured and will remain in effect for a period of three years after termination of this agreement. Emulex will provide MSL with a certificate of insurance evidencing such coverage.

20.     MISCELLANEOUS

        20.1   Governing Law

               This Agreement shall be governed by and construed in accordance with the laws of the state of California, without regard for its rules concerning the conflicts of law. The United Nations Convention on Contracts for the International Sales of Goods is hereby expressly excluded from application to this Agreement.

        20.2   Remedies

               Both parties acknowledge and agree that monetary damages may not be a sufficient remedy for breach of this Agreement. MSL further acknowledges that its breach of Sections 5 and/or 16 of this Agreement would cause irreparable harm to Emulex. Therefore, the non-breaching party shall be entitled, without waiving any other rights or remedies, to such injunctive relief as may be deemed proper by a court of competent jurisdiction.

        20.3   Relationship of the Parties

               The parties are and shall remain at all times, independent contractors in the performance of this Agreement and nothing herein shall be deemed to create a joint venture, partnership or agency relationship between the parties. Neither party shall have the right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of the other except as may be expressly provided otherwise in this Agreement. Each party shall be solely responsible for the performance of its employees hereunder and for all costs and expenses of its employees, to include but not be limited to employee benefits.

        20.4   Waiver

               The failure of either party to insist upon or enforce strict conformance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment of such party's right unless made in writing and shall not constitute any subsequent waiver or relinquishment.

        20.5   Amendment and Modification

               To be valid, amendments or modifications to the Agreement must be in writing and signed by authorized representatives of both parties. Any verbal agreements, discussions, and understandings, expressed or implied, shall not constitute an amendment to this Agreement.

        20.6   Invalid Provisions

               If any provision of this Agreement is finally held by a court of competent jurisdiction to be illegal or unenforceable, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected or impaired.

        20.7   Survivorship

               The provisions of this Agreement which by their nature survive termination or expiration of the Agreement, including but not limited to the provisions of Section 5 (Intellectual Property Rights, Section 11 (Warranty), Section 16 (Confidential Information), Section 17 (Indemnification), Section 18 (Limitation of Liability), Section 19 (Insurance), Section 20.1 (Governing Law), Section 20.2 (Remedies) of this Agreement shall survive the termination or expiration of this Agreement. Outstanding Purchase Orders shall survive the termination of this Agreement, unless Emulex cancels the Purchase Orders in accordance with this Agreement.

        20.8   Force Majeure

               Neither party shall be responsible for any delay in performing this Agreement to the extent that such delay is caused by fire, flood, hurricane, earthquake, explosion, war, strike, embargo, government law or regulation, action of civil or military authority, or act of God.

        20.9   Successors and Assigns

               Neither party may assign any rights hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any assignment of rights shall not work as a novation of obligations hereunder without written agreement. Any attempt to assign any rights, duties or obligations hereunder without the other party's written consent will be void. Notwithstanding the above, either party may assign this Agreement to a surviving entity in connection with any merger, acquisition or consolidation of not less than a majority ownership in the merged, acquired or consolidated company by the surviving entity.

        20.10  Attorneys' Fees

               If either party commences litigation to enforce any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses of litigation, including fees and expenses of any appeal.

        20.11  Notices

               Unless otherwise expressly provided for, all notices, requests, demands, consents or other communications required or pertaining to this Agreement shall be sent by next business day courier, fax followed by confirmation by mail, e-mail, or some other method that provides proof of delivery, to the address set forth below:

                           EMULEX:          Emulex Corporation
                                            3535 Harbor Blvd.
                                            Costa Mesa, CA  92626
                                            Attn:  Contracts Administration

                           MSL:             Manufacturers' Services Ltd.
                                            300 Baker Avenue
                                            Concord, MA  01742
                                            Attn: General Counsel

               In case of mailing, the effective date of delivery of any notice, demand, or consent shall be considered to be five days after proper mailing.

        20.12  Headings

               The section and paragraph headings of this Agreement are intended as a convenience only, and shall not affect the interpretation of its provisions.

        20.13  Conflicting Terms

               The parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding any contrary or additional terms in any Purchase Order, sales acknowledgment, confirmation or any other document issued by either party effecting the purchase and/or sale of Products.

21.     ENTIRE AGREEMENT

        This Agreement, including all Attachments, constitutes the entire Agreement between the parties and supersedes all prior or contemporaneous agreements, discussions, and understandings between the parties, either express or implied. The following Attachments are part of this Agreement and are incorporated herein by this reference.

        A        Product and Price Schedule
        B        Product Quality
        C        Logistics and Distribution


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

EMULEX CORPORATION                                 MANUFACTURER'S SERVICES, LTD.

By: /s/Paul Folino                                 By: /s/Joel Hazzard
(Signature)                                        (Signature)

Name:   Paul Folino                                Name: Joel Hazzard
        --------------------------------------           ---------------------------------------
(Please Print or Type)                             (Please Print or Type)

Title:  President and CEO                         Title: Vice President of Sales, North America
        --------------------------------------           ---------------------------------------

Date:   November 2, 2000                           Date: November 1, 2000
        --------------------------------------           ---------------------------------------



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